UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 2, 2010

       Punchline Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Nevada

333-146934

98-0557171

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

55 Bloor Street E, Suite 1205, Toronto, Ontario, Canada

M4W 1A9

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code

(416) 619-0611

_______________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 2, 2010, we entered into an Independent Contractor Agreement with Michael Thiessen, who became our sole director and our President and Chief Executive Officer on March 2, 2010. The agreement provides that Mr. Thiessen is to perform services as our President and Chief Executive Officer pursuant to the directives of our Board of Directors and as one of our directors. The services include developing business plans and strategies, overseeing the services performed by our other officers, representing us to the public and capital markets, and attending meetings of our Board of Directors. Unless the agreement is terminated early, the services shall be performed from March 2, 2010 through March 1, 2011. In consideration for his services, Mr. Thiessen is entitled to receive cash compensation of $8,000 USD per month for services performed during this period, or a pro-rated amount for any partial months during which services are performed. This agreement permits early termination by either party upon delivery of 30 days advance written notice. There are no early termination penalties. The Independent Contractor Agreement between Michael Thiessen and Punchline Entertainment, Inc. is filed as Exhibit 10.1 to this report, incorporated herewith.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2010, Kathryn Kozak resigned from our Board of Directors. Ms. Kozak’s resignation was not a result of any disagreement with us on any matter relating to our operations, policies or practices. Ms. Kozak’s resignation is filed as Exhibit 17.1 to this report, incorporated herewith.

On March 2, 2010, Kathryn Kozak resigned as our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, President, and Secretary. Ms. Kozak’s resignation was not a result of any disagreement with us on any matter relating to our operations, policies or practices.

On March 2, 2010, Michael Thiessen was appointed to our Board of Directors. The appointment fills a vacant position existing on the board.

On March 2, 2010, Michael Thiessen was appointed as our President and Chief Executive Officer. We entered into an Independent Contractor Agreement with Mr. Thiessen on March 2, 2010, which is described in Item 1.01 of this report and filed as Exhibit 10.1, and is incorporated herewith.

Mr. Michael Thiessen has spent his career focused on the study and utilization of the latest technologies designed to produce advanced new media products. Comfortable in both startups and large corporations, Mr. Thiessen’s strengths include strong leadership, professional team building and complex problem solving. With a proven track record of successfully delivering the highest quality informational and entertainment media products, Mr. Thiessen is an asset to any organization.

Prior to joining the Company, from 1995 to 1999, Mr. Thiessen was employed by World Gaming Inc., a pioneer in gaming software production. World Gaming Inc. was a U.S. public company, which was later listed on the AIM in London, UK. As the New Media Supervisor for World Gaming, Mr. Thiessen coordinated the in-house production of digital video, 3d animation, sound effects, programming and music production which were all utilized for the delivery of cutting edge gaming products. In 2000, Mr. Thiessen founded Foreground Image Inc., a company that produces television programs, commercials, corporate and music videos, as well as digital media serving and software programming. Mr. Thiessen is currently the Director and President. From 2006 to present, Mr. Thiessen has been the Supervising Post Production Producer for Rogers Television. Rogers Television is a division of Roger Communications Inc., a diversified Canadian communications and media company. Roger Communications Inc. is dually listed in both the United States and Canada.

Mr. Thiessen holds a Recording Arts Masters Degree from The Center for Digital Imaging and Sound where he graduated in 1999. He is also both an Avid certified Support Representative (ACSR) (since 2007) and a Certified Avid Instructor (ACI) (since 2008). Mr. Thiessen is not an officer or director of any other reporting company.

This report may contain forward-looking statements that involve risks and uncertainties.  We generally use words such as  “believe,”  “may,” “could,” “will,”  “intend,”  “expect,”  “anticipate,”  “plan,” and similar expressions to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including: our ability to continue as a going concern, the various interrelationships between our officers and directors which may cause conflicts of interest, amendments to current regulations adversely affecting our business, results of operations and prospects, our ability to raise additional capital, that we do not carry insurance and we may be subject to significant lawsuits which could significantly increase our expenses, and such other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the U.S. Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description

10.1

Independent Contractor Agreement between Michael Thiessen and Punchline Entertainment, Inc., dated March 2, 2010.

17.1

Resignation of Kathryn Kozak dated March 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Punchline Entertainment, Inc.

(Registrant)

Date: March 8, 2010

/s/ Michael Thiessen

(Signature)

Name: Michael Thiessen

Title: President and Chief

Executive Officer